Filed Pursuant to Rule 433

Registration No. 333-215494

**Full Pxing** ~$1.05BN Santander DRIVE 2017-1

Joint Leads: Citi (Str.), Deutsche Bank, RBC

Co-Managers: BMO, JPM, Santander, Wells Fargo

Anticipated Capital Structure:

CL	AMT(MM)	WAL	M/S**	L.Fin	BENCH	SPRD	YLD	CPN	$PX
A-1	$141.00	0.11	P-1/A-1+	07/16/18	Yld%		1.350%	1.35	100.00000
A-2-A	$170.00	0.42	Aaa/AAA	05/15/19	EDSF	34	1.683%	1.67	99.99707
A-2-B	$70.00	0.42	Aaa/AAA	05/15/19	1ML	34		1ML+34bp	100.00000
A-3	$111.92	0.84	Aaa/AAA	03/16/20	EDSF	47	1.871%	1.86	99.99691
B	$159.00	1.34	Aa1/AA	03/15/21	EDSF	90	2.378%	2.36	99.99176
C	$207.40	2.09	Aa3/A	04/15/22	IS	130	2.864%	2.84	99.98576
D	$187.36	3.08	Baa3/BBB	03/15/23	IS	220	3.872%	3.84	99.99685
E	$63.60	3.71	NR/BB	***NOT OFFERED***

** Expected Ratings

Ticker:	DRIVE 2017-1	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, S&P
Pxg Speed:	1.75% ABS, 10% call	Expected Settle:	06/28/17
Bill & Deliver:	Citi	First Pay:	07/17/17
Min Denoms:	$1K x $1K	Registration:	Public

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.